Exhibit 99.1

NEWS RELEASE

Southcross Energy             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Reports Second Quarter 2015
Financial and Operating Results

DALLAS, Texas, August 7, 2015 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) today announced second quarter 2015 financial and operating results.
Highlights

•	Reported Adjusted EBITDA of $18.7 million, an increase of 10 percent on a sequential-quarter basis

•	Increased distributable cash flow to $8.6 million, up from $7.8 million for the first quarter of 2015

•	Strengthened and expanded the management team with the appointment of Bret M. Allan as Chief Financial Officer and Joel D. Moxley as Chief Commercial Officer

•	Completed construction of a 60,000 bbls/d Y-grade pipeline and 20,000 bbls/d propane pipeline that were acquired in connection with the May 2015 drop-down transaction with Southcross Holdings LP

CEO Commentary

“We achieved sequential-quarter earnings growth with Adjusted EBITDA up 10 percent,” said John Bonn, Chief Executive Officer of Southcross’ general partner. “We continue to make progress in advancing key growth initiatives and finished construction of our new Y-grade and propane pipelines. Completed on time and under budget, these NGL pipelines are an important part of our Corpus Christi area processing and fractionation complex. With the completion of these pipelines, our previously announced May 2015 drop-down assets are now fully operational.”

Second Quarter Results

Due to the common control aspect of the May 2015 drop-down transaction, the transaction was accounted for on an “as if pooled” basis. As such, Southcross’ financial results retrospectively include the financial results of our Valley Wells sour gas gathering and treating system and the compression assets that are part of the Valley Wells and Lancaster gathering and treating systems’ financial results for all periods ending after August 4, 2014, the date of our combination transaction with TexStar.

Southcross’ Adjusted EBITDA (as defined below) was $18.7 million for the three month period ended June 30, 2015, compared to $10.2 million for the same period in the prior year, and $17.0 million for the three month period ended March 31, 2015. Adjusted EBITDA for the second quarter was higher than the prior quarter due to the benefit of a partial quarter of results from the Valley Wells treater and compression assets dropped down in May 2015, partially offset by lower average processed gas volumes and lower realized prices on natural gas and NGL volumes. Adjusted EBITDA excludes the results for April 2015 related to the May 2015 drop-down assets.

Gross operating margin (as defined below) totaled $42.6 million for the three month period ended June 30, 2015, compared to $26.2 million for the same period in the prior year, and $44.8 million for the three month period ended March 31, 2015. Net loss was ($15.5) million for the three month period ended June 30, 2015, compared to ($3.0) million for the same period in the prior year and ($13.9) million for the three month period ended March 31, 2015.

Processed gas volumes during the quarter averaged 496,778 MMBtu/d, an increase of approximately 85 percent compared to 268,297 MMBtu/d for the same period in the prior year and a decrease of approximately 8 percent compared to volumes of 541,115 MMBtu/d for the three month period ended March 31, 2015. The decline in processed gas volumes on a sequential quarter basis was primarily due to temporary customer operating issues. Fractionated NGLs during the quarter averaged 17,525 bbls/d, an increase of 7 percent compared to 16,386 bbls/d for the same period in the prior year and a decrease of 15 percent compared to 20,596 bbls/d for the three month period ended March 31, 2015. The volume of NGLs fractionated during the second quarter of 2015 decreased on a sequential quarter basis due primarily to declines in averaged processed volumes and temporary redirection of NGLs to Southcross Holdings LP’s Robstown Fractionator and third party fractionators.

Capital Expenditures

For the three month period ended June 30, 2015, growth capital expenditures were $20.9 million and were largely attributable to the completion of the Y-grade and propane pipelines and other continued expansion and improvement projects, primarily in our South Texas assets. Southcross expects that growth capital expenditures for the full year 2015 will be between $70 million and $80 million, an increase of $20 million compared to prior guidance. The increase in the forecasted growth capital expenditures is primarily attributable to the addition of a new residue gas connection with an associated minimum transport agreement.

Capital and Liquidity

As of June 30, 2015, Southcross had total outstanding debt of $560.5 million including $117 million under its revolving credit facility. Based on the terms of its credit facilities, as amended on May 7, 2015, Southcross’ total leverage ratio (as generally defined as debt divided by credit agreement EBITDA) was 5.75 to 1 as of June 30, 2015, including the benefit of a $4.7 million equity cure in order to meet the leverage covenant requirement. The cure is expected be funded by utilizing a portion of the equity cure credit amount per the terms of the credit agreement.

Cash Distributions and Distributable Cash Flow

On July 30, 2015, Southcross announced that it would pay on August 14, 2015 to all common unitholders of record on August 10, 2015, a cash distribution of $0.40 per common unit for the three month period ended June 30, 2015 and also announced that it would pay to all Class B convertible unitholders of record on August 10, 2015 a distribution of $0.3257 per unit, paid in-kind in the form of additional Class B convertible units. The Partnership will not pay distributions for the second quarter of 2015 on its subordinated units.

Distributable cash flow (as defined below) for the three month period ended June 30, 2015 was $8.6 million, compared to $7.5 million for the same period in the prior year. Distributable cash flow for the three month period ended June 30, 2015 corresponds to distribution coverage of approximately 0.7 times.

Recent Developments

On July 6, 2015, the Partnership announced the June 30 completion of a 60,000 bbls/d Y-grade pipeline connecting Southcross’ Woodsboro processing facility to Southcross Holdings LP’s (“Holdings”) 63,000 bbls/d Robstown Fractionator near Corpus Christi, Texas and a 20,000 bbls/d propane pipeline from Southcross’ Bonnie View Fractionator to the Corpus Christi area for delivery to end-use customers (collectively, the “NGL Pipelines”). The NGL Pipelines were acquired from Holdings in connection with the drop-down transaction announced in May 2015. The NGL Pipelines were completed on time and under budget.
Updated Financial Guidance
Southcross expects its Adjusted EBITDA for the third quarter of 2015 will be approximately $19 million to $21 million reflecting the benefit of a full quarter of the May 2015 drop-down and modest growth in processed gas volumes as compared to the second quarter of 2015.

This guidance, including the estimated 2015 growth capital additions above, sets forth management’s best estimate based on current and anticipated market conditions and other factors. While we believe that these estimates and assumptions are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those that we anticipate, as set forth under “Forward-Looking Statements.”
Conference Call Information

Southcross will hold a conference call on Friday, August 7, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its second quarter 2015 financial and operating results. The call can be accessed live over the telephone by dialing (877) 705-6003 or, for international callers, (201) 493-6725. The replay of the call will be available shortly after the call and can be accessed by dialing (877) 870-5176 or, for international callers, (858) 384-5517. The passcode for the replay is 13615409. The replay of the call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on Southcross’ website at www.southcrossenergy.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, compression, treating, processing and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford Shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include: growth capital expenditures for the full year 2015, any equity cure under debt arrangements, the making of any distributions, and expectations regarding Adjusted EBITDA. Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the SEC on March 6, 2015 and in other documents and reports filed from time to time with the SEC, including the updates to certain risk factors set forth in Southcross’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States, or GAAP. We also present the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

We define Adjusted EBITDA as net income/loss, plus interest expense, income tax expense, depreciation and amortization expense, equity in losses of joint venture investments, certain non-cash charges (such as non-cash unit-based compensation, impairments, loss on extinguishment of debt and unrealized losses on derivative contracts), major litigation costs net of recoveries, transaction-related costs, revenue deferral adjustment, loss on sale of assets and selected charges that are unusual or non-recurring; less interest income, income tax benefit, unrealized gains on derivative contracts, equity in earnings of joint venture investments and selected gains that are unusual or non-recurring. Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

Adjusted EBITDA is used as a supplemental measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions; operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on investment opportunities.

We define gross operating margin as the sum of revenues less the cost of natural gas and NGLs sold. For our fixed-fee contracts, we record the fee as revenue and there is no offsetting cost of natural gas and NGLs sold. For our fixed-spread and commodity-sensitive arrangements, we record as revenue all of our proceeds from the sale of the natural gas and NGLs and record as an expense the associated cost of natural gas and NGLs sold.

We define distributable cash flow as Adjusted EBITDA, plus interest income and income tax benefit, less cash paid for interest (net of capitalized costs), income tax expense and maintenance capital expenditures. We use distributable cash flow to analyze our performance and liquidity. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow is used to assess the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition, results of operations and cash flows from operations. Reconciliations of Adjusted EBITDA, gross operating margin and distributable cash flow to their most directly comparable GAAP measure are included in this press release. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because each excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of Adjusted EBITDA, gross operating margin or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, gross operating margin and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Revenues	$146,129	$195,063	$324,620	$408,654
Revenues - affiliates	21,091	—	28,538	—
Total revenues	167,220	195,063	353,158	408,654

Expenses:
Cost of natural gas and liquids sold	124,595	168,826	265,710	355,229
Operations and maintenance	19,834	11,745	42,388	22,606
Depreciation and amortization	17,571	8,978	34,603	17,506
General and administrative	9,003	6,693	16,809	12,796
Impairment of assets	193	—	193	—
Loss (gain) on sale of assets, net	(38)	(45)	180	(42)
Total expenses	171,158	196,197	359,883	408,095

Income (loss) from operations	(3,938)	(1,134)	(6,725)	559
Other expense:
Equity in losses of joint venture investments	(3,604)	—	(7,155)	—
Interest expense	(7,900)	(1,771)	(15,398)	(4,744)
Total other expense	(11,504)	(1,771)	(22,553)	(4,744)
Loss before income tax expense	(15,442)	(2,905)	(29,278)	(4,185)
Income tax expense	(9)	(56)	(78)	(64)
Net loss	$(15,451)	$(2,961)	$(29,356)	$(4,249)
Series A Preferred Unit fair value adjustment	—	(5,062)	—	(5,029)
Series A Preferred Unit in-kind distribution	—	(738)	—	(1,272)
General partner Unit in-kind distribution	(61)	—	(137)	—
Net loss attributable to Holdings	(1,103)	—	(4,258)	—
Net loss attributable to partners	$(14,409)	$(8,761)	$(25,235)	$(10,550)

Earnings per unit and distributions declared
Net loss allocated to limited partner common units	$(6,928)	$(7,382)	$(11,830)	$(8,398)
Weighted average number of limited partner common units outstanding	26,477	21,472	25,143	19,888
Basic and diluted loss per common unit	$(0.26)	$(0.34)	$(0.47)	$(0.42)

Net loss allocated to limited partner subordinated units	$(3,194)	$(1,320)	$(5,744)	$(2,068)
Weighted average number of limited partner subordinated units outstanding	12,214	12,214	12,214	12,214
Basic and diluted loss per subordinated unit	$(0.26)	$(0.11)	$(0.47)	$(0.17)
Distributions declared per common unit	$0.40	$0.40	$0.80	$0.80

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for unit data)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,217	$1,649
Trade accounts receivable	45,323	74,086
Accounts receivable - affiliates	19,779	11,325
Prepaid expenses	1,706	3,073
Other current assets	846	1,813
Total current assets	75,871	91,946

Property, plant and equipment, net	1,087,497	1,058,570
Intangible assets, net	1,483	1,511
Investments in joint ventures	142,197	147,098
Other assets	16,152	17,189
Total assets	$1,323,200	$1,316,314

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$68,023	$116,842
Accounts payable - affiliates	14,294	12,856
Current portion of long-term debt	4,500	4,500
Other current liabilities	11,123	12,773
Total current liabilities	97,940	146,971

Long-term debt	556,049	471,129
Other non-current liabilities	2,523	1,110
Total liabilities	656,512	619,210

Commitments and contingencies

Partners' capital:
Common units (28,311,673 and 23,800,943 units outstanding as of June 30, 2015 and December 31, 2014, respectively)	303,876	259,735
Class B Convertible units (15,414,754 and 14,889,078 units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	306,167	298,833
Subordinated units (12,213,713 units issued and outstanding as of June 30, 2015 and December 31, 2014)	43,733	48,831
General partner interest	12,912	12,385
Southcross Holdings' equity in contributed subsidiaries	—	77,320
Total partners' capital	666,688	697,104
Total liabilities and partners' capital	$1,323,200	$1,316,314

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(29,356)	$(4,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,603	17,506
Unit-based compensation	2,475	1,611
Amortization of deferred financing costs	1,727	675
Loss (gain) on sale of assets, net	180	(42)
Unrealized loss on financial instruments	221	312
Equity in losses of joint venture investments	7,155	—
Impairment of assets	193	—
Other, net	(2)	54
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	16,951	(5,526)
Prepaid expenses and other current assets	780	2,128
Other non-current assets	76	(20)
Accounts payable and accrued liabilities	(31,404)	12,107
Other liabilities, including affiliates	904	(855)
Net cash provided by operating activities	4,503	23,701
Cash flows from investing activities:
Capital expenditures	(64,959)	(55,891)
Expenditures for assets subject to property damage claims, net of insurance proceeds and deductibles	100	(970)
Proceeds from sales of assets	4,693	45
Investment contribution to joint venture investments	(2,474)	—
Consideration paid for Holdings' drop-down acquisition	(15,000)	—
Other acquisitions	—	(38,636)
Net cash used in investing activities	(77,640)	(95,452)
Cash flows from financing activities:
Proceeds from issuance of common units, net	—	144,671
Borrowings under our credit facility	102,000	134,000
Repayments under our credit facility	(15,000)	(174,450)
Repayments under our term loan agreement	(2,250)	—
Payments on capital lease obligations	(276)	(307)
Financing costs	(602)	(166)
Contributions from general partner	1,281	3,115
Payments of distributions and distribution equivalent rights	(23,306)	(27,516)
Expenses paid by Holdings on behalf of Valley Wells' assets	17,858	—
Other, net	—	(37)
Net cash provided by financing activities	79,705	79,310

Net increase in cash and cash equivalents	6,568	7,559
Cash and cash equivalents — Beginning of period	1,649	3,349
Cash and cash equivalents — End of period	$8,217	$10,908

SOUTHCROSS ENERGY PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATIONAL DATA
(In thousands, except for operating data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Financial data:
Adjusted EBITDA	$18,658	$10,178	$35,640	$22,663
Gross operating margin	42,625	26,237	87,448	53,425

Maintenance capital expenditures	3,091	1,375	5,618	2,739
Growth capital expenditures	20,866	43,429	59,341	53,152

Distributable cash flow	8,621	7,491	16,371	15,989
Cash distributions declared	11,782	14,575	21,720	28,337

Operating data:
Average throughput volumes of natural gas (MMBtu/d) (1)	1,051,276	684,951	1,103,411	679,270
Average volume of processed gas (MMBtu/d)	496,778	268,297	518,824	257,420
Average volume of NGLs fractionated (Bbls/d)	17,525	16,386	19,061	15,363

Realized prices on natural gas volumes ($/MMBtu)	$2.69	$4.67	$2.81	$4.88
Realized prices on NGL volumes ($/gallon)	0.37	0.87	0.39	0.91

(1) Average throughput volumes of natural gas per day include sales, transportation, fuel and shrink volumes.

SOUTHCROSS ENERGY PARTNERS, L.P.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of gross operating margin to net loss:
Gross operating margin	$42,625	$26,237	$87,448	$53,425
(Deduct):
Income tax expense	(9)	(56)	(78)	(64)
Equity in losses of joint venture investments	(3,604)	—	(7,155)	—
Interest expense	(7,900)	(1,771)	(15,398)	(4,744)
Loss (gain) on sale of assets, net	38	45	(180)	42
General and administrative	(9,003)	(6,693)	(16,809)	(12,796)
Impairment of assets	(193)	—	(193)	—
Depreciation and amortization	(17,571)	(8,978)	(34,603)	(17,506)
Operations and maintenance	(19,834)	(11,745)	(42,388)	(22,606)
Net loss	$(15,451)	$(2,961)	$(29,356)	$(4,249)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of net loss to Adjusted EBITDA and distributable cash flow:
Net loss	$(15,451)	$(2,961)	$(29,356)	$(4,249)
Add (deduct):
Depreciation and amortization	17,571	8,978	34,603	17,506
Interest expense	7,900	1,771	15,398	4,744
Income tax expense	9	56	78	64
Unrealized loss on commodity swaps	—	175	112	131
Loss (gain) on sale of assets	(38)	(45)	180	(42)
Revenue deferral adjustment	754	444	1,508	1,626
Unit-based compensation	1,662	1,082	2,475	1,611
Major litigation costs, net of recoveries	38	630	491	903
Transaction-related costs	871	4	1,172	307
Equity in losses of joint venture investments	3,604	—	7,155	—
Severance expense	734	—	734	—
Valley Wells’ operating expense cap adjustment	518	—	518	—
Impairment of assets	193	—	193	—
Other, net (1)	293	44	379	62
Adjusted EBITDA	$18,658	$10,178	$35,640	$22,663
Cash interest, net of capitalized costs	(6,937)	(1,256)	(13,573)	(3,871)
Income tax expense	(9)	(56)	(78)	(64)
Maintenance capital expenditures	(3,091)	(1,375)	(5,618)	(2,739)
Distributable cash flow	$8,621	$7,491	$16,371	$15,989

(1) These amounts include an immaterial amount related to the effects of presenting our financial results on an as-if pooled basis (in connection with the May 2015 drop-down acquisition).

SOUTHCROSS ENERGY PARTNERS, L.P.
THIRD QUARTER 2015 ADJUSTED EBITDA GUIDANCE
RECONCILIATION TO NET INCOME
(In thousands)
(Unaudited)

THIRD QUARTER 2015:	Low	High

Net loss	$(14,150)	$(12,150)
Add:
Depreciation and amortization	17,700	17,700
Interest expense	8,000	8,000
Income tax expense	50	50
Unit-based compensation	1,400	1,400
Equity in losses of joint venture investments	4,000	4,000
Other	2,000	2,000
Adjusted EBITDA	$19,000	$21,000